Exhibit 99

MutualFirst Announces Increased Earnings in the Third Quarter of 2015

MUNCIE, Ind., Oct. 26, 2015 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the third quarter ended September 30, 2015 increased to $3.2 million, or $0.43 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2014 of $2.8 million, or $0.37 diluted earnings per common share. Annualized return on average assets was 0.89% and return on average tangible common equity was 9.92% for the third quarter of 2015 compared to 0.78% and 9.26%, respectively, for the same period of last year.

Net income available to common shareholders for the nine months ended September 30, 2015 increased to $8.9 million, or $1.18 diluted earnings per common share compared to net income available to common shareholders of $7.4 million, or $1.00 diluted earnings per common share for the nine months ended September 30, 2014. Annualized return on average assets was 0.83% and return on average tangible common equity was 9.30% for the first three quarters of 2015 compared to 0.70% and 8.50%, respectively, for the same period of last year.

Other financial highlights for the third quarter ended September 30, 2015 included:

  Commercial loans increased $11.6 million, or 13.8% on an annualized basis and non-real estate consumer loans of $11.0 million, or 33.1% on an annualized basis in the third quarter of 2015.
  Asset quality remained steady as non-performing loans to total loans were 0.68% as of September 30, 2015 compared to 0.63% as of June 30, 2015 and non-performing assets to total assets were 0.66% as of September 30, 2015 compared to 0.60% as of June 30, 2015.
  Deposits increased $1.3 million in the third quarter of 2015.
  Tangible common equity to total tangible assets is 9.11% and tangible book value per common share is $17.90 as of September 30, 2015 compared to tangible common equity to total tangible assets of 8.89% and tangible book value per common share of $17.36 as of June 30, 2015.
  Net interest income for the third quarter of 2015 increased by $276,000 on a linked quarter basis and increased by $176,000 compared to the third quarter of 2014.
  Minimal net-charges offs and steady asset quality led to no provision for loan losses in the third quarter of 2015.
  Net interest margin was 3.22% for the third quarter of 2015 compared to 3.18% in the second quarter of 2015 and 3.26% in the third quarter of 2014.
  Non-interest income in the third quarter of 2015 increased by $27,000 on a linked quarter basis and by $695,000 when compared to the third quarter of 2014.
  Non-interest expense increased in the third quarter of 2015 by $281,000 on a linked quarter basis and increased by $246,000 when compared to the third quarter of 2014.

"We are pleased with the continued progress in increasing profit and growing our loan portfolio," said David W. Heeter, President and CEO. "We believe we are continuing to generate momentum that will increase and enhance shareholder value."

In the first quarter of 2015, the Bank elected an accounting change to better align the recognition of low-income housing tax credits and the corresponding amortization of the low-income housing investments from the equity method of accounting to a proportional method of amortization. This change has been made retrospectively and all comparisons in this release are as if this change was made at the beginning of 2014.

Balance Sheet

Assets increased $32.9 million as of September 30, 2015 compared to December 31, 2014, primarily due to the increase in gross loans of $41.0 million. The increase in the gross loan portfolio was primarily due to growth in commercial loans of $27.3 million, or 11.4% on an annualized basis and in non-real estate consumer loans of $29.1 million, or 33.9% on an annualized basis. The increase in gross loans was partially offset by a decline in the consumer residential loan portfolio of $15.4 million. The commercial and consumer loan portfolios have increased to 52.9% of the total loan portfolio compared to 49.4% as of December 31, 2014. "Growing and changing the mix of our loan portfolio is a priority in our strategic plan," commented David W. Heeter, President and CEO. Mortgage loans held for sale decreased by $88,000, since December 31, 2014. Mortgage loans sold during the first nine months of 2015 totaled $114.8 million compared to $36.5 million in the first nine months of 2014 as mortgage production increased in the first nine months of 2015 compared to the same period in 2014 due to declines in mortgage rates, increased purchase activity and the acquisition of Summit Mortgage in the third quarter of 2014.

Deposits increased by $266,000 in the first nine months of 2015. The increase in deposits has been primarily in core deposits, which increased $38.8 million in the first nine months of 2015 primarily offset by certificates of deposit, which decreased $38.5 million. Core deposits increased to 66% of the Bank's total deposits as of September 30, 2015 compared to 63% as of December 31, 2014.

Allowance for loan losses was $12.8 million as of September 30, 2015 compared to $13.2 million as of December 31, 2014. Net charge-offs in the first nine months of 2015 were $411,000, or 0.05% of total average loans on an annualized basis, compared to $1.0 million, or 0.14% of total average loans on an annualized basis in the first nine months of 2014. The allowance for loan losses to non-performing loans as of September 30, 2015 was 178.4% compared to 177.0% as of December 31, 2014. The allowance for loan losses to total loans as of September 30, 2015 was 1.21% compared to 1.30% as of December 31, 2014. Non-performing loans to total loans at September 30, 2015 were 0.68% compared to 0.73% at December 31, 2014. Non-performing assets to total assets were 0.66% at September 30, 2015 compared to 0.75% at December 31, 2014.

Stockholders' equity was $135.1 million at September 30, 2015, an increase of $8.3 million from December 31, 2014. The increase was primarily due to net income available to common shareholders of $8.9 million and an increase of $1.6 million due to exercises of stock options. These increases were partially offset by common stock dividends of $2.7 million. The Company's tangible book value per common share as of September 30, 2015 increased to $17.90 compared to $17.12 as of December 31, 2014 and the tangible common equity ratio increased to 9.11% as of September 30, 2015 compared to 8.72% as of December 31, 2014. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of September 30, 2015.

Income Statement

Net interest income before the provision for loan losses increased $176,000 for the quarter ended September 30, 2015 compared to the same period in 2014. The increase in net interest income was primarily a result of a $41.1 million increase in average earning assets, which was primarily due to an increase of $53.5 million in average loans. This increase was partially offset by a decline of 4 basis points in net interest margin to 3.22%, while the tax equivalent margin remained steady at 3.31%. On a linked quarter basis, net interest income before the provision for loan losses increased $276,000 as net interest margin increased by 4 basis points and average earnings assets increased by $19.2 million primarily due to increases in the loan portfolio.

Net interest income before the provision for loan losses increased $257,000 for the first nine months of 2015 compared to the same period in 2014. The increase was a result of an increase of $38.0 million in average earning assets due to an increase in the average loan portfolio of $48.5 million. This increase was partially offset by the net interest margin decreasing to 3.20% in the first nine months of 2015 compared to 3.27% in the first nine months of 2014.

There was no provision for loan losses in the third quarter of 2015 or during last year's comparable period. This was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to net charge-offs of $149,000, or 0.06% of average loans on an annualized basis in the third quarter of 2015 compared to net recoveries of $6,000 in the third quarter of 2014. Non-performing loans to total loans at September 30, 2015 was 0.68% compared to 0.83% at September 30, 2014. Non-performing assets to total assets were 0.66% at September 30, 2015 compared to 1.08% at September 30, 2014.

The provision for loan losses for the first nine months of 2015 was zero compared to $850,000 during last year's comparable period. The decrease was primarily due to a decline in net charge-offs and improving asset quality. Net charge-offs for the first nine months of 2015 equaled $411,000, or 0.05% of loans on an annualized basis compared to $1.0 million, or 0.14% in the same period of 2014.

Non-interest income for the third quarter of 2015 was $4.4 million, an increase of $695,000 compared to the third quarter of 2014. Increases in non-interest income included an increase of $794,000 in net gain on sale of loans due to increased production and sales and the acquisition of Summit Mortgage in the third quarter of 2014. On a linked quarter basis, non-interest income increased $27,000 due to increases in net gain on sale of loans primarily due to an increase in mortgage activity, increases in fees and service charges on deposit accounts primarily due to seasonality in fee income, and increases in commission income. The increases were partially offset by a decline in net gain on sale of other real estate and repossessed assets and a reduction in gain on sale of AFS securities.

Non-interest income for the first nine months of 2015 was $12.8 million, an increase of $2.5 million compared to the first nine months of 2014. The increase was primarily due to a $2.3 million increase in net gain on sale of loans due to the same reasons as stated above and a decline in net loss on sale of real estate and repossessed assets of $240,000.

Non-interest expense increased $246,000 when comparing the third quarter of 2015 with the same period in 2014. The increase was primarily due to the acquisition of Summit Mortgage late in the third quarter of 2014. On a linked quarter basis, non-interest expense increased $281,000 primarily due to increases in salaries and benefit expenses of $257,000 as a result of higher health insurance expenses.

Non-interest expense increased $1.5 million when comparing the first nine months of 2015 with the same period in 2014. The increase was primarily a result of the acquisition of Summit Mortgage in the third quarter of 2014, which increased expense by $1.5 million in the first nine months of 2015.

Heeter concluded, "We continue to look for ways to enhance shareholder value. We closed on another book of trust business in the third quarter, which will allow us to grow our trust assets without increasing our level of expenses. We are also excited about new commercial lending and deposit opportunities in Fort Wayne, Indiana to complement our mortgage origination business and the ability to grow our franchise in the second largest city in the State."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials
				(Unaudited)
	(Unaudited)	(Unaudited)	Adjusted*	Adjusted*
	September 30,	June 30,	December 31,	September 30,
Balance Sheet (Unaudited):	2015	2015	2014	2014
	(000)	(000)	(000)	(000)
Assets
Cash and cash equivalents	$18,643	$24,269	$29,575	$20,499
Investment securities - AFS	266,815	261,506	260,806	264,056
Loans held for sale	6,052	12,486	6,140	6,440
Loans, gross	1,057,735	1,039,623	1,016,686	1,008,717
Allowance for loan loss	(12,757)	(12,906)	(13,168)	(13,249)
Net loans	1,044,978	1,026,717	1,003,518	995,468
Premise and equipment, net	30,805	30,818	30,939	30,765
FHLB of Indianapolis stock	9,810	9,810	11,964	14,391
Investment in limited partnerships (1)	452	477	527	555
Deferred tax asset (1)	11,566	13,750	13,575	14,426
Cash value of life insurance	51,895	51,602	51,002	50,709
Goodwill	1,800	1,800	1,800	1,800
Core deposit and other intangibles	931	825	1,105	1,250
Other assets	12,617	11,374	12,472	15,438
Total assets	$1,456,364	$1,445,434	$1,423,423	$1,415,797

Liabilities and Stockholders' Equity
Deposits	$1,079,586	$1,078,287	$1,079,320	$1,098,849
FHLB advances	216,217	212,042	192,442	168,523
Other borrowings	9,637	9,816	10,174	10,353
Other liabilities	15,825	14,337	14,735	16,773
Stockholders' equity (1)	135,099	130,952	126,752	121,299
Total liabilities and stockholders' equity	$1,456,364	$1,445,434	$1,423,423	$1,415,797

			(Unaudited)			(Unaudited)
	(Unaudited)	(Unaudited)	Adjusted*		(Unaudited)	Adjusted*
	Three Months	Three Months	Three Months		Nine Months	Nine Months
	Ended	Ended	Ended		Ended	Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
Income Statement (Unaudited):	2015	2015	2014		2015	2014
	(000)	(000)	(000)		(000)	(000)

Total interest income	$13,049	$12,731	$12,803		$38,462	$38,285
Total interest expense	2,233	2,191	2,163		6,589	6,669

Net interest income	10,816	10,540	10,640		31,873	31,616
Provision for loan losses	0	0	0		0	850
Net interest income after provision
for loan losses	10,816	10,540	10,640		31,873	30,766

Non-interest income
Service fee income	1,496	1,464	1,518		4,318	4,398
Net realized gain on sales of AFS securities	57	126	75		423	436
Commissions	1,164	1,142	1,228		3,427	3,488
Equity in losses of limited partnerships (1)	0	0	0		0	0
Net gain on sale of loans	1,238	1,121	444		3,266	929
Net servicing fees	67	70	66		205	45
Increase in cash value of life insurance	292	313	295		893	866
Net gain (loss) on sale of other real estate and repossessed assets	(30)	32	(81)		(81)	(321)
Other income (1)	109	98	157		325	403
Total non-interest income	4,393	4,366	3,702		12,776	10,244

Non-interest expense
Salaries and employee benefits	6,341	6,084	6,088		18,955	17,461
Net occupancy expenses	553	515	494		1,671	1,763
Equipment expenses	479	410	450		1,342	1,344
Data processing fees	432	428	373		1,304	1,180
Advertising and promotion	296	378	387		1,007	993
ATM and debit card expense	381	347	370		1,064	976
Deposit insurance	225	212	239		669	779
Professional fees	378	383	376		1,291	1,254
Software subscriptions and maintenance	443	433	418		1,303	1,220
Other real estate and repossessed assets	92	87	161		305	447
Other expenses	1,034	1,096	1,052		3,134	3,090
Total non-interest expense	10,654	10,373	10,408		32,045	30,507

Income before taxes	4,555	4,533	3,934		12,604	10,503
Income tax provision (1)	1,330	1,315	1,183		3,681	3,118
Net income available to common shareholders	$3,225	$3,218	$2,751		$8,923	$7,385

Pre-tax pre-provision earnings (2)	$4,555	$4,533	$3,934		$12,604	$11,353

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		9/30/2015			9/30/2014
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-Earning Assets:
Interest -bearing deposits	$16,112	$2	0.05%	$20,542	$5	0.10%
Mortgage-backed securities:
Available-for-sale	193,271	1,253	2.59	214,322	1,429	2.67
Investment securities:
Available-for-sale	68,262	485	2.84	50,609	331	2.62
Loans receivable	1,057,538	11,190	4.23	1,004,006	10,904	4.34
Stock in FHLB of Indianapolis	9,810	119	4.85	14,391	134	3.72
Total interest-earning assets (3)	1,344,993	13,049	3.88	1,303,870	12,803	3.93
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,173			108,313
Total assets	$1,453,166			$1,412,183

Interest-Bearing Liabilities:
Demand and NOW accounts	$254,024	146	0.23	$252,661	140	0.22
Savings deposits	130,913	3	0.01	125,428	4	0.01
Money market accounts	167,461	104	0.25	146,976	95	0.26
Certificate accounts	364,804	1,024	1.12	420,030	1,211	1.15
Total deposits	917,202	1,277	0.56	945,095	1,450	0.61
Borrowings	215,142	956	1.78	178,066	713	1.60
Total interest-bearing liabilities	1,132,344	2,233	0.79	1,123,161	2,163	0.77
Non-interest bearing deposit accounts	172,985			154,440
Other liabilities	15,183			14,421
Total liabilities	1,320,512			1,292,022
Stockholders' equity	132,654			120,161
Total liabilities and stockholders' equity	$1,453,166			$1,412,183

Net interest earning assets	$212,649			$180,709

Net interest income		$10,816			$10,640

Net interest rate spread (5)			3.09%			3.16%

Net yield on average interest-earning assets (5)			3.22%			3.26%

Net yield on average interest-earning assets, tax equivalent (4)(5)			3.31%			3.31%

Average interest-earning assets to
average interest-bearing liabilities			118.78%			116.09%

			(Unaudited)			(Unaudited)
	(Unaudited)	(Unaudited)	Adjusted*		(Unaudited)	Adjusted*
	Three Months	Three Months	Three Months		Nine Months	Nine Months
	Ended	Ended	Ended		Ended	Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2015	2015	2014		2015	2014

Share and per share data:
Average common shares outstanding
Basic	7,394,061	7,383,435	7,178,055		7,364,035	7,143,597
Diluted	7,562,499	7,547,734	7,407,144		7,539,935	7,373,744
Per common share:
Basic earnings (1)	$0.44	$0.44	$0.38		$1.21	$1.03
Diluted earnings (1)	$0.43	$0.43	$0.37		$1.18	$1.00
Dividends	$0.12	$0.12	$0.08		$0.36	$0.22

Dividend payout ratio	27.91%	27.91%	21.62%		30.51%	22.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(5)	0.89%	0.90%	0.78%		0.83%	0.70%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(5)	9.92%	10.04%	9.26%		9.30%	8.50%
Interest rate spread information:
Average during the period(5)	3.09%	3.06%	3.16%		3.08%	3.16%

Net interest margin(5)(6)	3.22%	3.18%	3.26%		3.20%	3.27%

Efficiency Ratio	70.05%	69.59%	72.57%		71.77%	72.88%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	118.78%	117.68%	116.09%		118.27%	115.82%

Allowance for loan losses:
Balance beginning of period	$12,906	$13,217	$13,243		$13,168	$13,412
Charge offs:
Mortgage first lien	154	297	141		544	391
Mortgage - lines of credit and junior liens	0	0	29		2	322
Commercial real estate	0	0	0		0	0
Construction and development	0	0	0		0	244
Consumer loans	140	205	20		460	445
Commercial business loans	4	0	0		4	0
Sub-total	298	502	190		1,010	1,402

Recoveries:
Mortgage first lien	32	0	23		33	28
Mortgage - lines of credit and junior liens	0	0	0		1	3
Commercial real estate	2	106	0		129	7
Construction and development	75	17	41		244	49
Consumer loans	40	59	68		151	207
Commercial business loans	0	9	64		41	95
Sub-total	149	191	196		599	389

Net charge offs (recoveries)	149	311	(6)		411	1,013
Additions charged to operations	0	0	0		0	850
Balance end of period	$12,757	$12,906	$13,249		$12,757	$13,249

Net loan charge-offs to average loans (5)	0.06%	0.12%	0.00%		0.05%	0.14%

				(Unaudited)
	(Unaudited)	(Unaudited)	Adjusted*	Adjusted*
	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014

Total shares outstanding	7,394,061	7,394,061	7,236,002	7,197,891
Tangible book value per common share (1)	$17.90	$17.36	$17.12	$16.43
Tangible common equity to tangible assets (1)	9.11%	8.89%	8.72%	8.37%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$3,131	$3,111	$3,499	$4,334
Mortgage - lines of credit and junior liens	897	939	658	199
Commercial real estate	2,795	2,049	2,023	2,073
Construction and development	0	0	209	613
Consumer loans	147	159	218	341
Commercial business loans	91	58	605	637
Total non-accrual loans	7,061	6,316	7,212	8,197
Accruing loans past due 90 days or more	90	207	226	217
Total nonperforming loans	7,151	6,523	7,438	8,414
Real estate owned	1,830	1,726	2,829	6,334
Other repossessed assets	588	455	476	504
Total nonperforming assets	$9,569	$8,704	$10,743	$15,252

Performing restructured loans (7)	$5,660	$5,572	$4,618	$4,432

Asset Quality Ratios:
Non-performing assets to total assets	0.66%	0.60%	0.75%	1.08%
Non-performing loans to total loans	0.68%	0.63%	0.73%	0.83%
Allowance for loan losses to non-performing loans	178.39%	197.85%	177.03%	157.46%
Allowance for loan losses to loans receivable	1.21%	1.24%	1.30%	1.31%

*Adjusted - During the first quarter of 2015 MutualFirst Financial, Inc. made an accounting change to better align low-income tax credits with the amortization of those investments.  This change is retrospective and has been applied, where applicable, to 12/31/14 and 9/30/14 information.

(1) Adjusted 12/31/2014 and 9/30/2014 for retrospective accounting change in the first quarter of 2015.

(2) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(5) Ratios for the three and nine month periods have been annualized.

(6) Net interest income divided by average interest earning assets.

(7) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945